Exhibit 10.1

Change in Control Severance Agreement

This Change in Control Severance Agreement (the “Agreement”), dated as of January 5, 2021, is made and entered into by and between Peoples Security Bank and Trust Company, a Pennsylvania state chartered bank (the “Bank”) and John R. Anderson, III (the “Employee”).

RECITALS

WHEREAS, the Bank is the wholly owned subsidiary of Peoples Financial Services Corp., a Pennsylvania corporation (“Parent”), and it is expected that Parent, from time to time, may consider the possibility of an acquisition by another company or other change in control and that such consideration can be a distraction to Employee and can cause Employee to consider alternative employment opportunities; and

WHEREAS, Parent has determined that it is in the best interests of the Company (as defined below) and its shareholders to assure the continued dedication and objectivity of Employee, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below); and

WHEREAS, the Bank believes that it is in the best interests of the Bank and Parent to provide Employee with an incentive to continue his employment and to motivate Employee to maximize the value of the Bank and Parent upon a Change in Control for the benefit of their shareholders; and

WHEREAS, the Bank believes that it is imperative to provide Employee with certain severance benefits upon Employee’s termination of employment following a Change in Control.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

Article I
DEFINITIONS

The capitalized terms used in this Agreement shall have the meanings specified in this Article I or where defined in the other sections of this Agreement.

Section 1.1. “Accrued Obligations” means, as of the Date of Termination, to the extent not theretofore paid, the sum of (i) Employee’s base salary through the Date of Termination, (ii) the amount of any bonus or other incentive compensation for any completed bonus period and other vested cash compensation earned by Employee as of the Date of Termination under the terms of any compensation, benefit plans, and deferred compensation plans, policies or arrangements maintained in force by the Company, and (iii) any vacation pay, expense reimbursements and other cash entitlements accrued by the Employee, in accordance with Company policy as of the Date of Termination.

Section 1.2. “Cause” means: (i) conviction of, or the entry of a plea of guilty or no contest to a felony or any other crime of moral turpitude that causes the Company or any of its affiliates public disgrace or disrepute, or adversely affects the Company’s operations, financial performance, or relationship with its customers; (ii) fraud, embezzlement or other misappropriation of funds; (iii) habitual insobriety or illegal use of controlled drugs; or (iv) refusal to perform the lawful and reasonable directives of the Company, unless such refusal is cured within ten (10) days following Employee’s receipt from the Bank of written notice thereof, specifying the directives Employee allegedly refused to perform.

Section 1.3. “Change in Control” means the occurrence of any one of the following events: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than any Company employee stock ownership plan or an equivalent retirement plan, becomes the beneficial owner (as such term is used in Section 13(d) of the Exchange Act), directly or indirectly, of securities of Parent representing 50% or more of the combined voting power of Parent’s then outstanding voting securities, (ii) the Parent Board ceases to consist of a majority of Continuing Directors (as defined below), (iii) the consummation of a sale of all or substantially all of the Company’s assets (as measured by the fair value of the assets being sold compared to the fair value of all of the Company’s assets), or (iv) a merger or other combination occurs such that a majority of the equity securities of the resultant entity after the merger or other combination are not owned by those who owned a majority of the equity securities of the Parent prior to the merger or other combination.

Section 1.4. “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

Section 1.5. “Code” means the Internal Revenue Code of 1986, as amended.

Section 1.6. “Company” means the Parent and its direct and indirect subsidiaries, including, without limitation, the Bank.

Section 1.7. “Continuing Director” means a member of the Parent Board who either (i) is a member of the Parent Board as of the date of this Agreement or (ii) is nominated or appointed to serve as a member of the Parent Board by a majority of the then Continuing Directors.

Section 1.8. “Disability” means a condition entitling Employee to benefits under the long term disability plan, policy or arrangement maintained for employees of the Bank. Termination as a result of a Disability will not be construed as a termination by the Bank without Cause.

Section 1.9. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

Section 1.10. “Good Reason” means either of the following, without Employee’s prior consent: (i) a reduction in base salary of fifteen percent (15%) or more; or (ii) Employee being required to relocate to a principal place of employment more than 50 miles from Scranton, Pennsylvania; provided that no such reduction or required relocation shall constitute “Good Reason” unless: (a) Employee provides the Bank with written objection to the event or condition within thirty (30) days of first receiving notice of such reduction or required relocation, (b) the Bank does not reverse or otherwise cure the reduction or required relocation within thirty (30) days of receiving Employee’s written objection, and (c) Employee resigns his employment within thirty (30) days following the expiration of the cure period provided for in the preceding clause (b).

Section 1.11. “Parent Board” means the board of directors of Parent.

Article II
TERM

Section 2.1. Term of Agreement. The term of this Agreement will commence on the date hereof and shall continue until the earliest of: (i) a termination by written consent of the parties hereto; (ii) a termination of Employee’s employment for any reason prior to a Change in Control; (iii) a termination of Employee’s employment for any reason other than by the Bank or its successor or assignee without Cause or by Employee for Good Reason within twenty-four (24) months following a Change in Control; and (iv) the date that is twenty-four (24) months after a Change in Control. Notwithstanding the previous sentence, if Employee becomes entitled to benefits hereunder, the Agreement will terminate when all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

Article III
SEVERANCE BENEFITS

Section 3.1. Severance Benefits. Upon a termination of Employee’s employment by the Bank or its successor or assignee without Cause or by Employee for Good Reason, which in either case occurs within twenty-four (24) months following a Change in Control (the effective date of such termination is herein referred to as the “Date of Termination”), Employee will be entitled to such compensation, benefits and rights as follows:

(a)            payment of all Accrued Obligations; and

(b)            cash severance payments equal to the sum of one-twelfth (1/12) of Employee’s base salary as in effect as of the Date of Termination plus one-twelfth of Employee’s average annual bonus in the three fiscal years ending before such Date of Termination, payable for a period of twenty-four (24) months in accordance with the payroll practices of the Bank (or its successor or assignee); and

(c)            subject to Employee’s timely election of COBRA continuation coverage under the Company’s group health plan, on the first regularly scheduled payroll date of each of the first eighteen (18) months after the termination of employment, payment of an amount equal to the monthly COBRA premium cost; provided, that the payments pursuant to this Section 3.1(c) shall cease in the event the Employee becomes eligible to receive group health benefits, including through a spouse’s employer; and provided further, that if the Company’s payments under this Section 3.1(c) would violate and result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 (the “PPACA”) and related regulations and guidance promulgated thereunder, the parties agree to reform this provision in such manner as is necessary to comply with the PPACA and avoid any such penalties.

Except as provided in this Section 3.1, all compensation and participation in all benefit plans, policies and arrangements will cease at the Date of Termination, subject to the terms of any benefit plans, policies and arrangements then in force and applicable to Employee, and the Company shall have no further liability or obligation by reason of such termination, provided, however, that nothing in this paragraph shall affect or be deemed to affect Employee’s rights to accrued or vested benefits under any benefit plan, policy or arrangement (other than a severance arrangement generally sponsored by the Company). The payments and benefits described in this Section 3.1, which relate to the termination of Employee’s employment by the Bank or its successor or assignee without Cause or by Employee for Good Reason, in either case within twenty-four (24) months following a Change in Control, are in lieu of, and not in addition to, any other severance payments and benefits payable as a result of any such termination under arrangements maintained for the employees of the Bank or its successor or assignee generally, but is not in lieu of any other severance payments and benefits payable as a result of any other termination under arrangements maintained for the employees of the Bank or its successor or assignee generally.

Section 3.2. Release Requirement. Notwithstanding any provision of this Agreement, the payments and benefits described in Section 3.1 (other than the Accrued Obligations) are conditioned on Employee’s execution and delivery to the Bank and the expiration of all applicable statutory revocation periods, by the sixtieth (60th) day following the Date of Termination, of a general release of claims against the Company in a form reasonably prescribed by the Bank (the “Release”). Subject to Section 3.4, below, the benefits described in Section 3.1 will be paid or provided (or begin to be paid or provided as applicable) as soon as administratively practicable after the Release becomes irrevocable, provided that if the 60-day period described above begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year. Any payments to be made to Employee and any benefits to be provided to Employee pursuant to Section 3.1 shall be paid or provided, as applicable, to Employee’s beneficiaries, heirs or estate in the event of Employee’s death.

Section 3.3. Other Terminations. If Employee’s employment with the Bank ceases for any reason other than as described in Section 3.1 (including but not limited to termination (a) by the Bank for Cause, (b) as a result of Employee’s death, (c) as a result of Employee’s Disability, (d) by Employee without Good Reason or (e) for any reason prior to a Change in Control, or more than twenty-four (24) months after a Change in Control), then the Bank’s obligation to Employee will be limited solely to the payment of Accrued Obligations. All compensation and participation in benefits will cease at the time of such termination and, except as otherwise provided by COBRA or the terms of such plans, the Company will have no further liability or obligation by reason of such termination. The foregoing will not be construed to limit Employee’s right to payment or reimbursement for claims incurred prior to the Date of Termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract or Employee’s right to accrued or vested benefits under the terms of any employee benefit plan, policy or arrangement.

Section 3.4. Application of Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, no portion of the benefits or payments to be made under Section 3.1 hereof will be payable until the Employee has a “separation from service” from the Company within the meaning of Section 409A of the Code. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to the Employee upon or following his “separation from service,” then notwithstanding any other provision of this Agreement (or any applicable plan, policy, program, agreement or arrangement), any such payments that are otherwise due within six (6) months following Employee’s “separation from service” (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to the Employee in a lump sum immediately following that six-month period. This paragraph should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(4) or Treas. Reg. § 1.409A-1(b)(9)(iii) (or any successor provisions) to amounts payable hereunder. For purposes of the application of Section 409A of the Code, each payment in a series of payments will be deemed a separate payment.

Section 3.5. Limitation on Payments. If any payment or benefit due under this Agreement or any other payments and benefits that Employee receives or is entitled to receive from the Bank, the Parent or any of their subsidiaries, affiliates or related entities, would (if paid or provided alone or together with another payment or benefit) constitute an Excess Parachute Payment (as defined in Section 280G(b)(1) of the Code and regulations issued thereunder), the amounts otherwise payable and benefits otherwise due under this Agreement will be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company by reason of Section 280G of the Code or result in an excise tax payable pursuant to Section 4999 of the Code. The determination of whether any payment or benefit would (if paid or provided) constitute an Excess Parachute Payment will be made by the Parent Board, in its good faith discretion. If a reduction to Employee’s payments and benefits is required pursuant to this Section 3.5, such reduction shall occur to the payments and benefits in the following order: (a) first, any future cash payments (if necessary, to zero); (b) second, any current cash payments (if necessary, to zero); (c) third, all non-cash payments (other than equity or equity derivative related payments) (if necessary, to zero); and (d) fourth, all equity or equity derivative payments; provided that in all events, such reductions shall be done in a manner consistent with the requirements of Section 409A of the Code, to the extent applicable. If, notwithstanding the initial application of this Section 3.5, the Internal Revenue Service determines that any amount paid or benefit provided to Employee would constitute an Excess Parachute Payment, this Section 3.5 will be reapplied based on the Internal Revenue Service’s determination and Employee will be required to repay to the Bank any overpayment immediately upon receipt of written notice of the applicability of this section.

Article IV
MISCELLANEOUS

Section 4.1. Payments Subject to Tax Withholding. All payments and transfers of property described in this Agreement will be made net of any applicable tax withholding.

Section 4.2. Dispute Resolution. All disputes involving the interpretation, construction, application or alleged breach of this Agreement and all disputes relating to the termination of Employee’s employment with the Bank shall be submitted to final and binding arbitration in Scranton, Pennsylvania. The arbitrator shall be selected and the arbitration shall be conducted pursuant to the then most recent Employment Dispute Resolution Rules of the American Arbitration Association in Philadelphia, Pennsylvania. The arbitrator shall have authority to rule on any dispositive motions filed by the parties. The decision of the arbitrator shall be final and binding, and any court of competent jurisdiction may enter judgment upon the award. The arbitrator shall have jurisdiction and authority to interpret and apply the provisions of this Agreement and relevant federal, state and local laws, rules and regulations insofar as necessary to the determination of the dispute and to remedy any breaches of the Agreement and/or violations of applicable laws, but shall not have jurisdiction or authority to alter in any way the provisions of this Agreement. The arbitrator shall have the authority to award attorneys’ fees and costs to the prevailing party. The parties hereby agree that this arbitration provision shall be in lieu of any requirement that either party exhaust such party’s administrative remedies under federal, state or local law.

Section 4.3. Successors and Assigns; Third Party Beneficiary. The Bank may assign this Agreement to any affiliate or to any successor to its assets or business by means of liquidation, dissolution, merger, consolidation, sale of assets or otherwise. For avoidance of doubt, a termination of the Employee’s employment by the Bank in connection with a permitted assignment of the Bank’s rights and obligations under this Agreement is not a termination without Cause so long as the successor or assignee offers employment to the Employee on terms which would not constitute Good Reason (without regard to whether the Employee accepts employment with the successor or assignee).

Section 4.4. Non-Disparagement. Employee agrees that he shall not in any way, orally or in writing, disparage or defame the Company or any of its board members, officers or employees to any third party or commit any libelous or slanderous act against the Company or any of its board members, officers or employees.

Section 4.5. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

Section 4.6. Survival. This Agreement will survive the cessation of the Employee’s employment to the extent necessary to fulfill the purposes and intent of this Agreement.

Section 4.7. Entire Agreement; Amendments. Except as otherwise provided herein, this Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof. Therefore, this Agreement merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to Employee’s severance and termination or any related matter. This Agreement may not be changed or modified, except by an Agreement in writing signed by the Employee and the Bank.

Section 4.8. Notice. Any notice or communication required or permitted under this Agreement will be made in writing and (a) sent by overnight courier, (b) mailed by certified or registered mail, return receipt requested or (c) sent by telecopier, addressed as follows:

If to Employee, to the address on file with the Bank.

If to the Bank:

Peoples Security Bank and Trust Company
150 North Washington Avenue
Scranton, PA 18503
Attn: Chief Executive Officer

Section 4.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws rules of any state.

Section 4.10. Counterparts and Facsimiles. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument.

Section 4.11. Remedies. In the event of any breach of this Agreement by either party, the party injured by such breach shall be entitled to attorneys’ fees, costs and expenses incurred by reason of such breach, if any, together with interest at the maximum rate permitted by law. This paragraph shall not be considered a waiver of or a limitation on the remedies available under this Agreement or at law or in equity for breach of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

PEOPLES SECURITY BANK
AND TRUST COMPANY

By:	/s/ Thomas P. Tulaney
Name:	Thomas P. Tulaney
Title:	President and Chief Operating Officer

EMPLOYEE:

/s/ John R. Anderson, III
John R. Anderson, III